Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS FIRST-QUARTER 2024 NET INCOME OF $13.4 BILLION ($4.44 PER SHARE),
EXCLUDING A $725 MILLION INCREASE TO THE FDIC SPECIAL ASSESSMENT, NET INCOME OF
$14.0 BILLION ($4.63 PER SHARE)

FIRST-QUARTER 2024 RESULTS1

ROE 17% ROTCE[2] 21%	CET1 Capital Ratios[3] Std. 15.0% | Adv. 15.3% Total Loss-Absorbing Capacity[3] $520B	Std. RWA[3] $1.7T Cash and marketable securities[4] $1.5T Average loans $1.3T

Firmwide Metrics	■	Reported revenue of $41.9 billion and managed revenue of $42.5 billion[2]
■
Expense of $22.8 billion; reported overhead ratio of 54%; managed overhead ratio[2] of 53%; expense included a $725 million increase to the estimated FDIC special assessment[2,5], which increased the overhead ratio by 2%

	■	Credit costs of $1.9 billion included $2.0 billion of net charge-offs and a $72 million net reserve release
	■	Average loans up 16%, or up 3% excluding First Republic[6]; average deposits up 2%, or flat excluding First Republic

CCB ROE 35%	■	Average deposits down 3%, or down 7% excluding First Republic; client investment assets up 46%, or up 25% excluding First Republic
	■	Average loans up 27%, or up 6% excluding First Republic; Card Services net charge-off rate of 3.32%
	■	Debit and credit card sales volume[7] up 9%
	■	Active mobile customers[8] up 7%

CIB ROE 18%	■	#1 ranking for Global Investment Banking fees with 9.1% wallet share in 1Q24
	■	Markets revenue down 5%, with Fixed Income Markets down 7% and Equity Markets flat

CB ROE 24%	■	Gross Investment Banking and Markets revenue[9] of $913 million, up 4%
	■	Average loans up 17%, or up 1% excluding First Republic; average deposits flat, or down 3% excluding First Republic

AWM ROE 33%	■	AUM[10] of $3.6 trillion, up 19%
	■	Average loans up 6%, or up 1% excluding First Republic; average deposits up 2%, or down 4% excluding First Republic

Jamie Dimon, Chairman and CEO, commented: “We reported strong results in the first quarter, delivering net income of $13.4 billion, or $14.0 billion excluding a $725 million increase to the FDIC special assessment. Last month, we announced a 10% increase to the common dividend. Our exceptionally high CET1 capital ratio of 15.0% and peer-leading returns provide us with the capacity and flexibility to both reinvest for growth and maintain an attractive capital-return profile, without compromising our fortress balance sheet.”
Dimon continued: “This quarter, NII declined 4% sequentially, and as expected, NII ex. Markets declined 2% sequentially due to deposit margin compression and lower deposit balances, mostly in CCB. Looking ahead, we expect normalization to continue for both NII and credit costs.”
Dimon continued: “Our lines of business saw strong underlying performance. In CCB, client investment assets were up 25% excluding First Republic, and we continued to add new customers. In CIB, IB fees increased 21%, reflecting improved DCM and ECM activity. In CB, we saw strong growth in Payments fees and onboarded a significant number of new client relationships. Finally, in AWM, asset management fees were up 14%, with continued strong net inflows.”
Dimon added: “Many economic indicators continue to be favorable. However, looking ahead, we remain alert to a number of significant uncertain forces. First, the global landscape is unsettling – terrible wars and violence continue to cause suffering, and geopolitical tensions are growing. Second, there seems to be a large number of persistent inflationary pressures, which may likely continue. And finally, we have never truly experienced the full effect of quantitative tightening on this scale. We do not know how these factors will play out, but we must prepare the Firm for a wide range of potential environments to ensure that we can consistently be there for clients.”
Dimon concluded: “We continue to be a pillar of strength for our clients, communities and markets across the world – while also delivering for shareholders. This quarter, we grew customers, continued to position the Firm for the future, maintained our fortress principles, raised the dividend and played a critical role in driving economic growth by extending credit and raising capital totaling more than $655 billion.”

SIGNIFICANT ITEMS IN 1Q24 RESULTS
■    $725 million increase to the estimated FDIC special assessment in Corporate ($0.19 decrease in EPS11)
CAPITAL DISTRIBUTIONS
■    Common dividend of $3.3 billion or $1.15 per share
■    $2.0 billion of common stock net repurchases12
■    Net payout LTM12,13 of 42%
FORTRESS PRINCIPLES
■ Book value per share of $106.81, up 13%; tangible book value per share2 of $88.43, up 15%
■    Basel III common equity Tier 1 capital3 of $258 billion and Standardized ratio3 of 15.0%; Advanced ratio3 of 15.3%
■    Firm supplementary leverage ratio of 6.1%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    More than $655 billion of credit and capital14 raised in 1Q24, reflecting approximately
■    $55 billion of credit for consumers
■    $10 billion of credit for U.S. small businesses
■    $575 billion of credit and capital for corporations and non-U.S. government entities
■    $15 billion of credit and capital for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Mikael Grubb (212) 270-2479	Media Contact: Joseph Evangelisti (212) 270-2438
Note: Totals may not sum due to rounding.
[1] Percentage comparisons noted in the bullet points are for the first quarter of 2024 versus the prior-year first quarter, unless otherwise specified.
[2] For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the first quarter of 2024 versus the prior-year first quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)

Results for JPM				4Q23		1Q23
($ millions, except per share data)	1Q24	4Q23	1Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - reported	$41,934	$38,574	$38,349	$3,360	9%	$3,585	9%
Net revenue - managed	42,548	39,943	39,336	2,605	7	3,212	8
Noninterest expense	22,757	24,486	20,107	(1,729)	(7)	2,650	13
Provision for credit losses	1,884	2,762	2,275	(878)	(32)	(391)	(17)
Net income	$13,419	$9,307	$12,622	$4,112	44%	$797	6%
Earnings per share - diluted	$4.44	$3.04	$4.10	$1.40	46%	$0.34	8%
Return on common equity	17%	12%	18%
Return on tangible common equity	21	15	23
Discussion of Results:
Net income was $13.4 billion, up 6%, or up 1% excluding First Republic.
Net revenue was $42.5 billion, up 8%, or up 4% excluding First Republic. Net interest income (“NII”) was $23.2 billion, up 11%, or up 5% excluding First Republic. NII excluding Markets2 was $23.0 billion, up 10%, or up 4% excluding First Republic, driven by the impact of balance sheet mix and higher rates, as well as higher revolving balances in Card Services, largely offset by deposit margin compression and lower deposit balances in CCB. Noninterest revenue was $19.3 billion, up 5%, or up 3% excluding First Republic. The current quarter reflected higher asset management fees and higher Investment Banking fees, predominantly offset by lower CIB Markets noninterest revenue. The prior-year quarter reflected higher net investment securities losses in Corporate, largely offset by net investment valuation gains in AWM.
Noninterest expense was $22.8 billion, up 13%, or up 9% excluding First Republic, driven by higher compensation, including an increase in employees, and a $725 million increase to the FDIC special assessment to reflect the FDIC’s revised estimated losses.
The provision for credit losses was $1.9 billion, reflecting net charge-offs of $2.0 billion and a net reserve release of $72 million. The net reserve release included a $142 million net release in Wholesale and a $44 million net build in Consumer. Net charge-offs of $2.0 billion were up $819 million, predominantly driven by Card Services. The prior-year provision was $2.3 billion, reflecting net charge-offs of $1.1 billion and a net reserve build of $1.1 billion.
Net income attributable to First Republic was $668 million. This reflected $1.3 billion of net interest income, $315 million of noninterest revenue, $806 million of noninterest expense and a net benefit to the provision for credit losses of $31 million. For additional information, refer to note 6 on page 7.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				4Q23		1Q23
($ millions)	1Q24	4Q23	1Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$17,653	$18,097	$16,456	$(444)	(2)%	$1,197	7%
Banking & Wealth Management	10,324	10,877	10,041	(553)	(5)	283	3
Home Lending	1,186	1,161	720	25	2	466	65
Card Services & Auto	6,143	6,059	5,695	84	1	448	8
Noninterest expense	9,297	9,336	8,065	(39)	—	1,232	15
Provision for credit losses	1,913	2,189	1,402	(276)	(13)	511	36
Net income	$4,831	$4,788	$5,243	$43	1%	$(412)	(8)%
Discussion of Results:
Net income was $4.8 billion, down 8%, or down 15% excluding First Republic. Net revenue was $17.7 billion, up 7%, or up 1% excluding First Republic.
Banking & Wealth Management net revenue was $10.3 billion, up 3%, or down 4% excluding First Republic, driven by lower net interest income, partially offset by higher asset management fees. The decline in net interest income was primarily driven by lower deposit balances and deposit margin compression. Home Lending net revenue was $1.2 billion, up 65%, or up 10% excluding First Republic, predominantly driven by higher net interest income and higher production revenue. Card Services & Auto net revenue was $6.1 billion, up 8%, driven by higher Card Services net interest income on higher revolving balances, partially offset by higher amortization related to new account origination costs in Card Services and lower auto operating lease income.
Noninterest expense was $9.3 billion, up 15%, or up 9% excluding First Republic, largely driven by higher compensation, primarily for bankers and advisors as well as technology, in addition to continued investments in marketing.
The provision for credit losses was $1.9 billion, reflecting net charge-offs of $1.9 billion and a net reserve build of $34 million, consisting of $153 million in Card Services, predominantly offset by a net release of $125 million in Home Lending, primarily due to improvements in the outlook for home prices. The net reserve build in Card Services was primarily due to seasoning of newer vintages, largely offset by reduced borrower uncertainty. Net charge-offs of $1.9 billion were up $827 million, predominantly driven by continued normalization in Card Services. The prior-year provision was $1.4 billion, reflecting net charge-offs of $1.1 billion and a net reserve build of $350 million.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				4Q23		1Q23
($ millions)	1Q24	4Q23	1Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$13,633	$10,958	$13,600	$2,675	24%	$33	—%
Banking	4,483	4,058	4,223	425	10	260	6
Markets & Securities Services	9,150	6,900	9,377	2,250	33	(227)	(2)
Noninterest expense	7,218	6,774	7,483	444	7	(265)	(4)
Provision for credit losses	32	210	58	(178)	(85)	(26)	(45)
Net income	$4,753	$2,524	$4,421	$2,229	88%	$332	8%

Discussion of Results:
Net income was $4.8 billion, up 8%. Net revenue was $13.6 billion, flat to the prior year.
Banking revenue was $4.5 billion, up 6%. Investment Banking revenue was $2.0 billion, up 27%. Investment Banking fees were up 21%, driven by higher debt and equity underwriting fees, partially offset by lower advisory fees. Payments revenue was $2.4 billion, down 1%, driven by deposit margin compression and higher deposit-related client credits, largely offset by fee growth and higher deposit balances. Lending revenue was $130 million, down 51%, predominantly driven by mark-to-market losses on hedges of the retained lending portfolio.
Markets & Securities Services revenue was $9.2 billion, down 2%. Markets revenue was $8.0 billion, down 5%. Fixed Income Markets revenue was $5.3 billion, down 7%, driven by lower activity in Rates and Commodities compared with a strong prior year, partially offset by higher revenue in Securitized Products. Equity Markets revenue was $2.7 billion, flat to the prior year. Securities Services revenue was $1.2 billion, up 3%.
Noninterest expense was $7.2 billion, down 4%, predominantly driven by lower legal expense.
The provision for credit losses was $32 million, reflecting a net reserve build of $30 million. The prior-year provision was $58 million, predominantly reflecting net charge-offs.

COMMERCIAL BANKING (CB)

Results for CB				4Q23		1Q23
($ millions)	1Q24	4Q23	1Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,951	$4,016	$3,511	$(65)	(2)%	$440	13%
Noninterest expense	1,506	1,395	1,308	111	8	198	15
Provision for credit losses	(31)	366	417	(397)	NM	(448)	NM
Net income	$1,869	$1,653	$1,347	$216	13%	$522	39%

Discussion of Results:
Net income was $1.9 billion, up 39%, or up 21% excluding First Republic.
Net revenue was $4.0 billion, up 13%, or up 3% excluding First Republic, driven by higher noninterest revenue due to payments fee growth, partially offset by higher deposit-related client credits. Net interest income was flat excluding First Republic, reflecting lower deposit balances and deposit margin compression, predominantly offset by the impact of higher rates.
Noninterest expense was $1.5 billion, up 15%, or up 13% excluding First Republic, predominantly driven by higher compensation, reflecting an increase in employees including front office and technology investments, as well as higher volume-related expense.
The provision for credit losses was a net benefit of $31 million, reflecting a net reserve release of $98 million and net charge-offs of $67 million. The net release included a reserve build associated with net downgrade activity, primarily in Real Estate, which was more than offset by updates to certain macroeconomic variables and the impact of net lending activity. The prior-year provision was $417 million, reflecting a net reserve build.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				4Q23		1Q23
($ millions)	1Q24	4Q23	1Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$5,109	$5,095	$4,784	$14	—%	$325	7%
Noninterest expense	3,460	3,388	3,091	72	2	369	12
Provision for credit losses	(57)	(1)	28	(56)	NM	(85)	NM
Net income	$1,290	$1,217	$1,367	$73	6%	$(77)	(6)%
Discussion of Results:
Net income was $1.3 billion, down 6%, or down 26% excluding First Republic.
Net revenue was $5.1 billion, up 7%, or down 1% excluding First Republic, reflecting net investment valuation gains in the prior year, primarily a gain of $339 million associated with closing the J.P. Morgan Asset Management China acquisition. Excluding these gains and First Republic, net revenue was up 5%, driven by higher management fees on strong net inflows and higher average market levels, partially offset by lower net interest income due to deposit margin compression.
Noninterest expense was $3.5 billion, up 12%, or up 11% excluding First Republic, largely driven by higher compensation, including revenue-related compensation, continued growth in private banking advisor teams and the impact of the J.P. Morgan Asset Management China acquisition, as well as higher distribution fees.
The provision for credit losses was a net benefit of $57 million, reflecting a net reserve release. The prior-year provision was $28 million.
Assets under management were $3.6 trillion, up 19%, and client assets were $5.2 trillion, up 20%, each driven by higher market levels and continued net inflows.

CORPORATE

Results for Corporate				4Q23		1Q23
($ millions)	1Q24	4Q23	1Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,202	$1,777	$985	$425	24%	$1,217	124%
Noninterest expense	1,276	3,593	160	(2,317)	(64)	1,116	NM
Provision for credit losses	27	(2)	370	29	NM	(343)	(93)
Net income/(loss)	$676	$(875)	$244	$1,551	NM	$432	177%
Discussion of Results:
Net income was $676 million, or $918 million excluding First Republic, compared with net income of $244 million in the prior year.
Net revenue was $2.2 billion, up $1.2 billion. Net interest income was $2.5 billion, up $737 million, driven by the impact of balance sheet mix and higher rates. Noninterest revenue was a net loss of $275 million, compared with a net loss of $755 million in the prior year. The current quarter included $366 million of net investment securities losses, compared with $868 million of net securities losses in the prior year. Investment securities losses predominantly reflected sales of mortgage-backed securities and U.S. Treasuries.
Noninterest expense was $1.3 billion, up $1.1 billion, or up $889 million excluding First Republic, predominantly driven by a $725 million increase to the FDIC special assessment to reflect the FDIC’s revised estimated losses.
The provision for credit losses was $27 million. The prior-year provision was $370 million, reflecting a net reserve build for single-name exposures.

JPMorgan Chase & Co.
News Release
2. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, refer to page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, refer to page 10 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $106.81, $104.45 and $94.34 at March 31, 2024, December 31, 2023, and March 31, 2023, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.In addition to reviewing net interest income (“NII”) and noninterest revenue (“NIR”) on a managed basis, management also reviews these metrics excluding Markets, which is composed of CIB’s Fixed Income Markets and Equity Markets. Markets revenue consists of principal transactions, fees, commissions and other income, as well as net interest income. These metrics, which exclude Markets, are non-GAAP financial measures. Management reviews these metrics to assess the performance of the Firm’s lending, investing (including asset-liability management) and deposit-raising activities, apart from any volatility associated with Markets activities. In addition, management also assesses Markets business performance on a total revenue basis as offsets may occur across revenue lines. For example, securities that generate net interest income may be risk-managed by derivatives that are reflected at fair value in principal transactions revenue. Management believes these measures provide investors and analysts with alternative measures to analyze the revenue trends of the Firm. For a reconciliation of NII and NIR from reported to excluding Markets, refer to page 29 of the Earnings Release Financial Supplement. For additional information on Markets revenue, refer to page 75 of the Firm’s 2023 Form 10-K.

d.First-quarter 2024 net income and earnings per share excluding the $725 million increase to the estimated FDIC special assessment are non-GAAP financial measures. Excluding this item resulted in an increase of $550 million (after tax) to reported net income from $13.4 billion to $14.0 billion and an increase of $0.19 per share to reported EPS from $4.44 to $4.63. Management believes these measures provide useful information to investors and analysts in assessing the Firm’s results.

JPMorgan Chase & Co.
News Release
Additional notes:

3.Estimated. Reflects the Current Expected Credit Losses (“CECL”) capital transition provisions. As of March 31, 2024, CET1 capital and Total Loss-Absorbing Capacity reflected the final remaining $720 million CECL benefit. Refer to Note 27 of the Firm’s 2023 Form 10-K for additional information.
4.Estimated. Cash and marketable securities includes end-of-period eligible high-quality liquid assets (“HQLA”), excluding regulatory prescribed haircuts under the liquidity coverage ratio (“LCR”) rule where applicable, for both the Firm and the excess HQLA-eligible securities included as part of the excess liquidity at JPMorgan Chase Bank, N.A., which are not transferable to non-bank affiliates and thus excluded from the Firm’s LCR. Also includes other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 102-109 of the Firm’s 2023 Form 10-K for additional information.
5.Refers to the FDIC special assessment to recover estimated losses to the Deposit Insurance Fund of $725 million for the three months ended March 31, 2024, which reflects an adjustment to the $2.9 billion estimate recorded in the three months ended December 31, 2023. Refer to Note 6 on page 220 of the Firm’s 2023 Form 10-K for additional information.
6.On May 1, 2023, JPMorgan Chase acquired certain assets and assumed certain liabilities of First Republic Bank (the “First Republic acquisition") from the Federal Deposit Insurance Corporation (“FDIC”). All references in this press release to “excluding First Republic” or “attributable to First Republic” refer to excluding or including the relevant effects of the First Republic acquisition, as well as subsequent related business and activities, as applicable.
7.Excludes Commercial Card.
8.Users of all mobile platforms who have logged in within the past 90 days. As of March 31, 2024, excludes First Republic.
9.Includes gross revenues earned by the Firm that are subject to a revenue sharing arrangement between CB and the CIB for Investment Banking and Markets products sold to CB clients. This includes revenues related to fixed income and equity markets products. Refer to page 65 of the Firm’s 2023 Form 10-K for a discussion of revenue sharing.
10.Assets under management (“AUM”).
11.Earnings per share (“EPS”).
12.Includes the net impact of employee issuances. Excludes excise tax and commissions.
13.Last twelve months (“LTM”).
14.Credit provided to clients represents new and renewed credit, including loans and lending-related commitments, as well as unused amounts of advised uncommitted lines of credit where the Firm has discretion on whether or not to make a loan under these lines. Credit and capital for corporations and non-U.S. government entities includes Individuals and Individual Entities primarily consisting of Global Private Bank clients within AWM.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $4.1 trillion in assets and $337 billion in stockholders’ equity as of March 31, 2024. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers predominantly in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, April 12, 2024, at 8:30 a.m. (EDT) to present first-quarter 2024 financial results. The general public can access the call by dialing (888) 324-3618 in the U.S. and Canada, or (312) 470-7119 for international callers; use passcode 1364784#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 11:00 a.m. (EDT) on April 12, 2024 through 11:59 p.m. (EDT) on April 26, 2024 by telephone at (800) 839-1117 (U.S. and Canada) or (203) 369-3355 (international); use passcode 67370#. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2023, which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.